                                                                    EXHIBIT 23.1


              Consent of Ernst & Young LLP, Independent Auditors


We consent to reference to our firm under the caption "Experts" in the Joint Proxy Statement/Prospectus of Fairfield Communities, Inc. that is made a part of the Registration Statement of Fairfield Communities, Inc. for the registration of approximatley 5,831,200 shares of its common stock and to the incorporation by reference therein of our report dated January 29, 1997, except for Note 11, as to which the date is February 28, 1997, with respect to the consolidated financial statements incorporated by reference in its Annual Report (Form 10-K) for the year ended December 31, 1996 and the related financial statement schedule included therein, filed with the Securities and Exchange Commission.


                               Ernst & Young LLP


Little Rock, Arkansas
October 30, 1997